Consent of Independent Registered Public Accounting Firm

Steel Connect, Inc.
New York, New York
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-171285) of Steel Connect, Inc. of our report dated November 8, 2023, relating to the consolidated financial statements which appears in the Annual Report to Shareholders on Form 10-K.

/s/ BDO USA, P.C.
New York, NY

November 8, 2023